National General Holdings Corp. Reports First Quarter 2017 Results

NEW YORK, May 8, 2017 (GLOBE NEWSWIRE) - National General Holdings Corp. (NASDAQ:NGHC) today reported first quarter 2017 net income of $34.1 million or $0.31 per diluted share, compared to $52.7 million or $0.49 per diluted share in the first quarter of 2016. First quarter 2017 operating earnings(1) was $41.3 million or $0.38 per diluted share, compared to $53.7 million or $0.50 per diluted share in the first quarter of 2016.

First Quarter 2017 Highlights Versus First Quarter 2016*

•
Net written premium grew $340.5 million or 45.7% to $1,085.0 million, driven by added premiums from the acquisitions of Direct General which closed on November 1, 2016, Standard Property and Casualty Insurance Company (f/k/a Standard Mutual) which closed on October 7, 2016 and Century-National which closed on June 1, 2016, organic growth within our P&C business of 13.1%, or 24.1% excluding the decline in lender-placed premiums, and continued growth of our A&H segment, both domestic and international.

•
The overall combined ratio(10,14) was 94.4% compared to 91.3% in the prior year’s quarter, excluding non-cash amortization of intangible assets. The P&C segment reported an increase in combined ratio to 96.0% from 90.9% in the prior year’s quarter, which was elevated by West Coast weather events as described below and an increase in expenses related to a $11.2 million increase in professional fees compared to the prior year’s quarter and continued investment in our platform. The A&H segment reported a combined ratio of 84.9% compared to 93.1% in the prior year’s quarter, driven by strong results across the book.

•
Total revenues grew by $279.9 million or 36.1% to $1,055.8 million, primarily driven by the aforementioned premium growth, service and fee income growth of $38.9 million or 40.1%, and net investment income growth of $4.1 million or 18.9%.

•
Shareholders’ equity was $1.93 billion and fully diluted book value per share was $13.83 at March 31, 2017, growth of 2.1% and 2.3%, respectively, from December 31, 2016. Our trailing twelve month operating return on average equity (ROE)(16) was 10.7% as of March 31, 2017.

•
First quarter 2017 operating earnings exclude the following material items, net of tax: $6.4 million or $0.06 per share of bargain purchase gain and $13.9 million or $0.13 per share of non-cash amortization of intangible assets.

•	First quarter 2017 operating earnings include approximately $8.9 million or $0.05 per share of losses related to unusually high levels of precipitation on the West Coast in January and February.

Barry Karfunkel, National General’s President and CEO, stated: “The first quarter saw strong organic growth in our Property and Casualty segment, especially in our auto book, as we continue to take advantage of the current market dislocation. The opportunity that we are seeing in the market is exceptional, and we are excited to be in a position to benefit from it. Our Accident and Health segment had another strong quarter, as the segment has built the scale to be a significant contributor to earnings moving forward. Internally, we remain focused on integrating recent acquisitions and enhancing the capabilities of our state-of-the-art platform.”

*NOTE: Unless specified otherwise, discussion of our first quarter 2017 and 2016 results do not include financial results from the Reciprocal Exchanges, which are presented within our consolidated financial results within this release but are not included in net income available to NGHC common stockholders.

Overview of First Quarter 2017 as Compared to First Quarter 2016

Gross written premium grew 43.8% to $1,173.7 million, net written premium grew 45.7% to $1,085.0 million, and net earned premium grew 34.5% to $881.1 million. Premium growth was driven by several key factors: underlying organic growth within our P&C segment, continued growth of our A&H segment, additional premiums from the acquisitions of Direct General which closed on November 1, 2016, Standard Property and Casualty Insurance Company (f/k/a Standard Mutual) which closed on October 7, 2016 and Century-National which closed on June 1, 2016.

Service and fee income grew 40.1% to $135.9 million, driven by added service and fee income from our recent completed transactions, primarily the Direct General acquisition which contributed an additional $33.3 million in the quarter, partially offset by a slight decrease in our A&H segment. Other revenue in the first quarter of 2017 included a $9.8 million pre-tax bargain purchase gain related to recent acquisitions.

Excluding non-cash amortization of intangible assets, the combined ratio(10,14,15) was 94.4% with a loss ratio(15) of 66.8% and an expense ratio(10,13,15) of 27.6%, compared to a prior year combined ratio of 91.3% with a loss ratio of 62.5% and an expense ratio of 28.8%. In the current year’s quarter, certain costs associated with claims handling were reclassified from general and administrative expenses to loss adjustment expenses resulting in an increase in loss and loss adjustment expense ratio and a decrease in expense ratio in corresponding amounts(15).

Underwriting results detailed by each of our business segments are as follows:

•
Property & Casualty - Gross written premium grew by 48.4% to $981.7 million, net written premium grew by 50.5% to $903.9 million, and net earned premium grew by 35.8% to $752.2 million. P&C net written premium growth was driven by several key factors: organic growth of 13.1%, or 24.1% excluding the decline in lender-placed premiums, the addition of $160.9 million from the Direct General acquisition, the addition of $10.9 million from the Standard Property and Casualty Insurance Company acquisition and the addition of $52.8 million from the Century-National acquisition, partially offset by a decrease in our lender-placed auto premiums. Service and fee income grew 63.2% to $103.6 million, driven by increased premium volume in the quarter, and the addition of service and fee income from acquisitions completed during the prior year, particularly Direct General. Excluding non-cash amortization of intangible assets, the combined ratio(10,14) was 96.0% with a loss ratio of 69.3% and an expense ratio(10,13) of 26.7%, versus a prior year combined ratio of 90.9% with a loss ratio of 60.0% and an expense ratio of 30.9%. The loss ratio was impacted by pre-tax catastrophe losses of approximately $8.9 million related to unusually high levels of precipitation on the West Coast in January and February. In the current year’s quarter, the reclassification of certain costs associated with claims handling from general and administrative expenses to loss adjustment expenses impacted both the loss and expense ratios by identical amounts(15).

•
Accident & Health - Gross written premium grew to $192.0 million, net written premium grew to $181.1 million, and net earned premium grew to $128.9 million, from $154.9 million, $143.8 million, and $100.9 million, respectively, in the prior year’s quarter. The A&H net written premium increase was driven by the continued growth across the entire book. Service and fee income was $32.3 million compared to $33.5 million in the prior year’s quarter. The decline in service and fee income primarily relates to a shift in mix of our domestic business. Excluding non-cash amortization of intangible assets, the combined ratio(10,14) was 84.9% with a loss ratio(15) of 51.9% and an expense ratio(10,13,15) of 33.0%, versus a prior year combined ratio of 93.1% with a loss ratio of 75.7% and an expense ratio of 17.4%. The improvement in our loss ratio reflects the strong performance across our entire book.

•
Reciprocal Exchanges - Results for the Reciprocal Exchanges are not included in net income available to NGHC common stockholders. Gross written premium was $82.2 million, net written premium was $41.7 million, and net earned premium was $39.0 million. Reciprocal Exchanges combined ratio(10,14,15) excluding non-cash amortization of intangible assets was 105.0% with a loss ratio of 72.0% and an expense ratio(10,13) of 33.0%.

Investment income grew 18.9% to $25.8 million, reflecting an increase in the size of our investment portfolio as compared to the prior year’s quarter. First quarter 2017 results included $0.2 million of net realized investment losses compared to a gain of $3.6 million in the first quarter of 2016. Total investments and cash equivalents were $3.8 billion as of March 31, 2017. Accumulated other comprehensive income increased to $19.9 million at March 31, 2017 from $12.7 million at December 31, 2016.

Interest expense was $11.5 million, up from $9.1 million in the prior year’s quarter due to an increased amount of debt on our balance sheet. Debt was $746.0 million at March 31, 2017, up from $446.2 million at March 31, 2016, as a result of our borrowings under our credit facility, our June 2016 promissory note for the acquisition of Century-National, and debt assumed from our prior acquisitions.

Earnings of equity investments (predominantly our investment in Life Settlement Entities and alternative investments) was a $5.0 million gain in the first quarter of 2017 versus a $6.7 million gain in the prior year’s quarter.

The first quarter of 2017 provision for income taxes was $15.8 million and the effective tax rate for the quarter was 29.8%.

National General Holding Corp.’s shareholders’ equity was $1,933.2 million at March 31, 2017, growth of 2.1% from $1,893.8 million at December 31, 2016. Fully diluted book value per share was $13.83 at March 31, 2017, growth of 2.3% from $13.52 at December 31, 2016. Our trailing twelve month operating return on average equity (ROE)(16) was 10.7% as of March 31, 2017.

Year-to-Date P&C Segment Notable Large Losses
		P&C Notable Large Losses and ALAE ($ millions)	P&C Loss Ratio Points*	EPS Impact After Tax
Q1	West Coast Storms	$8.9	1.2%	$0.05

*Loss ratio points related to P&C net earned premium in quarter the loss event was recorded

Conference Call

On Monday, May 8, 2017 at 11:00 AM ET, President and Chief Executive Officer Barry Karfunkel and Chief Financial Officer Mike Weiner will review results and discuss business conditions via a conference call that may be accessed as follows:

Toll-Free U.S. Dial-in:        888-267-2845
International Dial-in:        973-413-6102
Conference Entry Code:        170847
Webcast Registration:        http://ir.nationalgeneral.com/events.cfm

A replay of the conference call will be accessible from 2:00 PM ET on Monday, May 8, 2017 to 11:59 PM ET on Monday, May 22, 2017 by dialing either 800-332-6854 (toll-free) within the U.S. or 973-528-0005 outside the U.S. and entering passcode 170847. In addition, a replay of the webcast can also be retrieved at
http://ir.nationalgeneral.com/events.cfm.

About National General Holdings Corp.

National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best, and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, lender-placed, supplemental health and other niche insurance products.

Forward Looking Statements

This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “plan,” “expect,” “project,” “intend,” “estimate,” “anticipate” and “believe” or their variations or similar terminology. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves, estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with AmTrust Financial Services, Inc., ACP Re Ltd., Maiden Holdings, Ltd., or third party agencies, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in the Company’s filings with the Securities and Exchange Commission.

Income Statement - First Quarter
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2017				2016 (1)
	NGHC	Reciprocal Exchanges	Consolidated		NGHC	Consolidated
Revenues:
Gross written premium	$1,173,654	$82,216	$1,255,069	(A)	$816,194	$816,194
Net written premium	1,085,038	41,701	1,126,739		744,587	744,587
Net earned premium	881,139	39,032	920,171		654,920	654,920

Ceding commission income (loss)	2,747	17,247	19,994		(1,895)	(1,895)
Service and fee income	135,863	2,080	125,942	(B)	96,944	96,944
Net investment income	25,769	2,884	26,390	(C)	21,670	21,670
Net gain (loss) on investments	(161)	—	(161)		3,617	3,617
Bargain purchase gain and other revenue	10,450	—	10,450		701	701
Total revenues	$1,055,807	$61,243	$1,102,786	(D)	$775,957	$775,957

Expenses:
Loss and loss adjustment expense	$588,225	$28,100	$616,325		$409,050	$409,050
Acquisition costs and other underwriting expenses	161,121	14,180	175,301		112,899	112,899
General and administrative expenses	242,083	25,103	255,185	(E)	176,627	176,627
Interest expense	11,545	2,263	11,545	(F)	9,141	9,141
Total expenses	$1,002,974	$69,646	$1,058,356	(G)	$707,717	$707,717

Income (loss) before provision (benefit) for income taxes and earnings of equity method investments	$52,833	$(8,403)	$44,430		$68,240	$68,240
Provision (benefit) for income taxes	15,766	(2,248)	13,518		18,083	18,083
Income (loss) before earnings of equity method investments	37,067	(6,155)	30,912		50,157	50,157
Earnings of equity method investments	4,954	—	4,954		6,682	6,682
Net income (loss) before non-controlling interest and dividends on preferred shares	42,021	(6,155)	35,866		56,839	56,839
Less: net income (loss) attributable to non-controlling interest	30	(6,155)	(6,125)		12	12
Net income before dividends on preferred shares	41,991	—	41,991		56,827	56,827
Less: dividends on preferred shares	7,875	—	7,875		4,125	4,125
Net income available to common stockholders	$34,116	$—	$34,116		$52,702	$52,702

NOTES:
(1) The Reciprocal Exchanges did not meet the criteria for consolidation under GAAP for the Three Months Ended March 31, 2016.
Consolidated column includes eliminations as follows: (A) $(801), (B) $(12,001), (C) $(2,263), (D) $(14,264), (E) $(12,001), (F) $(2,263) and (G) $(14,264).

Earnings and Per Share Data
$ in thousands, except shares and per share data
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Net income available to common stockholders	$34,116	$52,702
Basic net income per common share	$0.32	$0.50
Diluted net income per common share	$0.31	$0.49

Operating earnings attributable to NGHC(1)	$41,285	$53,734
Basic operating earnings per common share(1)	$0.39	$0.51
Diluted operating earnings per common share(1)	$0.38	$0.50

Dividends declared per common share	$0.04	$0.03

Weighted average number of basic shares outstanding	106,467,599	105,597,594
Weighted average number of diluted shares outstanding	109,166,681	108,266,508
Shares outstanding, end of period	106,502,250	105,714,916
Fully diluted shares outstanding, end of period	109,378,890	108,383,830

Book value per share	$14.21	$12.97
Fully diluted book value per share	$13.83	$12.65

Reconciliation of Net Income to Operating Earnings (Non-GAAP)
$ in thousands, except per share data
(Unaudited)

	Three Months Ended March 31,
	2017	2016

Net income available to common stockholders	$34,116	$52,702
Add (subtract):
Net (gain) loss on investments	161	(3,617)
Foreign exchange gain	(649)	(620)
Bargain purchase gain	(9,801)	—
Equity in (earnings) losses of unconsolidated subsidiaries (other than LSC investment and certain Real Estate investments)	(18)	161
Non-cash amortization of intangible assets	21,337	5,664
Income tax at 35%	(3,861)	(556)
Operating earnings attributable to NGHC (1)	$41,285	$53,734

Operating earnings per common share:
Basic operating earnings per common share	$0.39	$0.51
Diluted operating earnings per common share	$0.38	$0.50

Balance Sheet
$ in thousands

	March 31, 2017 (unaudited)				December 31, 2016 (audited)
ASSETS	NGHC	Reciprocal Exchanges	Consolidated		NGHC	Reciprocal Exchanges	Consolidated
Total investments (2)	$3,612,923	$311,818	$3,835,696	(A)	$3,456,112	$306,345	$3,673,449	(J)
Cash and cash equivalents	202,659	6,985	209,644		212,894	7,405	220,299
Premiums and other receivables, net	1,351,938	43,972	1,394,309	(B)	1,044,272	47,198	1,090,669	(K)
Reinsurance recoverable (3)	896,566	71,521	968,087		892,264	55,972	948,236
Intangible assets, net	435,082	3,820	438,902		456,695	11,025	467,720
Goodwill	173,528	—	173,528		155,290	—	155,290
Other (4)	648,654	97,282	737,312	(C)	621,679	89,764	689,318	(L)
Total assets	$7,321,350	$535,398	$7,757,478	(D)	$6,839,206	$517,709	$7,244,981	(M)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense reserves	$2,129,116	$139,085	$2,268,201		$2,127,997	$137,075	$2,265,072
Unearned premiums	1,687,462	167,356	1,854,818		1,472,299	163,326	1,635,625
Reinsurance payable (5)	98,413	37,638	134,450	(E)	78,949	20,662	98,810	(N)
Accounts payable and accrued expenses (6)	471,533	14,202	477,111	(F)	330,210	13,179	336,991	(O)
Debt	745,962	89,045	745,962	(G)	752,001	89,008	752,001	(P)
Other	255,627	61,726	317,353		183,921	62,784	230,978	(Q)
Total liabilities	$5,388,113	$509,052	$5,797,895	(H)	$4,945,377	$486,034	$5,319,477	(R)
Stockholders’ equity:
Common stock (7)	$1,065	$—	$1,065		$1,064	$—	$1,064
Preferred stock (8)	420,000	—	420,000		420,000	—	420,000
Additional paid-in capital	917,057	—	917,057		914,706	—	914,706
Accumulated other comprehensive income	19,880	—	19,880		12,710	—	12,710
Retained earnings	574,962	—	574,962		545,106	—	545,106
Total National General Holdings Corp. stockholders’ equity	1,932,964	—	1,932,964		1,893,586	—	1,893,586
Non-controlling interest	273	26,346	26,619		243	31,675	31,918
Total stockholders’ equity	$1,933,237	$26,346	$1,959,583		$1,893,829	$31,675	$1,925,504
Total liabilities and stockholders’ equity	$7,321,350	$535,398	$7,757,478	(I)	$6,839,206	$517,709	$7,244,981	(S)

NOTES:
Consolidated column includes eliminations as follows: (A) $(89,045), (B) $(1,601), (C) $(8,624), (D) $(99,270), (E) $(1,601), (F) $(8,624), (G) $(89,045), (H) $(99,270), (I) $(99,270), (J) $(89,008), (K) $(801), (L) $(22,125), (M) $(111,934), (N) $(801), (O) $(6,398), (P) $(89,008), (Q) $(15,727), (R) $(111,934) and (S) $(111,934).

Segment Information - First Quarter
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2017				2016
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC
Gross written premium	$981,699	$191,955	$1,173,654	$82,216	$661,337	$154,857	$816,194
Net written premium	903,924	181,114	1,085,038	41,701	600,774	143,813	744,587
Net earned premium	752,213	128,926	881,139	39,032	554,048	100,872	654,920

Ceding commission income (loss)	2,460	287	2,747	17,247	(2,264)	369	(1,895)
Service and fee income	103,590	32,273	135,863	2,080	63,488	33,456	96,944
Total underwriting revenues	$858,263	$161,486	$1,019,749	$58,359	$615,272	$134,697	$749,969

Loss and loss adjustment expense	521,334	66,891	588,225	28,100	332,659	76,391	409,050
Acquisition costs and other	129,631	31,490	161,121	14,180	91,659	21,240	112,899
General and administrative	196,870	45,213	242,083	25,103	144,694	31,933	176,627
Total underwriting expenses	$847,835	$143,594	$991,429	$67,383	$569,012	$129,564	$698,576

Underwriting income (loss)	10,428	17,892	28,320	(9,024)	46,260	5,133	51,393
Non-cash amortization of intangible assets	19,734	1,603	21,337	7,069	3,847	1,817	5,664
Underwriting income before amortization and impairment	$30,162	$19,495	$49,657	$(1,955)	$50,107	$6,950	$57,057

Underwriting ratios
Loss and loss adjustment expense ratio (9)	69.3%	51.9%	66.8%	72.0%	60.0%	75.7%	62.5%
Operating expense ratio (Non-GAAP) (10,11)	29.3%	34.2%	30.0%	51.1%	31.6%	19.2%	29.7%
Combined ratio (Non-GAAP) (10,12)	98.6%	86.1%	96.8%	123.1%	91.6%	94.9%	92.2%

Underwriting ratios (before amortization and impairment)
Loss and loss adjustment expense ratio (9)	69.3%	51.9%	66.8%	72.0%	60.0%	75.7%	62.5%
Operating expense ratio (Non-GAAP) (10,13)	26.7%	33.0%	27.6%	33.0%	30.9%	17.4%	28.8%
Combined ratio before amortization and impairment (Non-GAAP) (10,14)	96.0%	84.9%	94.4%	105.0%	90.9%	93.1%	91.3%

Reconciliation of Operating Expense Ratio (Non-GAAP)
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2017				2016
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC
Total underwriting expenses	$847,835	$143,594	$991,429	$67,383	$569,012	$129,564	$698,576
Less: Loss and loss adjustment expense	521,334	66,891	588,225	28,100	332,659	76,391	409,050
Less: Ceding commission income (loss)	2,460	287	2,747	17,247	(2,264)	369	(1,895)
Less: Service and fee income	103,590	32,273	135,863	2,080	63,488	33,456	96,944
Operating expense	220,451	44,143	264,594	19,956	175,129	19,348	194,477
Net earned premium	$752,213	$128,926	$881,139	$39,032	$554,048	$100,872	$654,920
Operating expense ratio (Non-GAAP)	29.3%	34.2%	30.0%	51.1%	31.6%	19.2%	29.7%

Total underwriting expenses	$847,835	$143,594	$991,429	$67,383	$569,012	$129,564	$698,576
Less: Loss and loss adjustment expense	521,334	66,891	588,225	28,100	332,659	76,391	409,050
Less: Ceding commission income (loss)	2,460	287	2,747	17,247	(2,264)	369	(1,895)
Less: Service and fee income	103,590	32,273	135,863	2,080	63,488	33,456	96,944
Less: Non-cash amortization of intangible assets	19,734	1,603	21,337	7,069	3,847	1,817	5,664
Operating expense before amortization and impairment	200,717	42,540	243,257	12,887	171,282	17,531	188,813
Net earned premium	$752,213	$128,926	$881,139	$39,032	$554,048	$100,872	$654,920
Operating expense ratio before amortization and impairment (Non-GAAP)	26.7%	33.0%	27.6%	33.0%	30.9%	17.4%	28.8%

Premiums by Business Line
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	Gross Written Premium			Net Written Premium			Net Earned Premium
	2017	2016	Change	2017	2016	Change	2017	2016	Change
Property & Casualty
Personal Auto	$647,181	$385,198	68.0%	$596,879	$335,326	78.0%	$454,415	$271,997	67.1%
Homeowners	114,725	70,301	63.2%	104,545	65,876	58.7%	104,129	74,439	39.9%
RV/Packaged	44,754	39,603	13.0%	44,519	39,456	12.8%	40,650	37,519	8.3%
Small Business Auto	86,376	50,151	72.2%	79,208	44,993	76.0%	63,241	43,844	44.2%
Lender-placed insurance	76,270	111,997	(31.9)%	72,832	111,997	(35.0)%	83,741	122,806	(31.8)%
Other	12,393	4,087	203.2%	5,941	3,126	90.1%	6,037	3,443	75.3%
Property & Casualty	981,699	661,337	48.4%	903,924	600,774	50.5%	752,213	554,048	35.8%

Accident & Health	191,955	154,857	24.0%	181,114	143,813	25.9%	128,926	100,872	27.8%
Total National General	$1,173,654	$816,194	43.8%	$1,085,038	$744,587	45.7%	$881,139	$654,920	34.5%

Reciprocal Exchanges
Personal Auto	$28,159	$—	NA	$17,106	$—	NA	$16,117	$—	NA
Homeowners	53,327	—	NA	24,216	—	NA	22,538	—	NA
Other	730	—	NA	379	—	NA	377	—	NA
Reciprocal Exchanges (A)	$82,216	$—	NA	$41,701	$—	NA	$39,032	$—	NA

Consolidated Total (B)	$1,255,069	$816,194	53.8%	$1,126,739	$744,587	51.3%	$920,171	$654,920	40.5%

NOTES:
(A) The Reciprocal Exchanges did not meet the criteria for consolidation under GAAP for the Three Months Ended March 31, 2016.
(B) Consolidated Total includes eliminations between National General and the Reciprocal Exchanges of $(277) in 2017 Personal Auto and $(524) in 2017 Homeowners Gross Written Premium.

Additional Disclosures

(1) References to operating earnings and basic and diluted operating EPS are non-GAAP financial measures defined by the Company as net income and basic earnings per share excluding after-tax net gain or loss on investments, other-than-temporary impairment losses, foreign exchange gain or loss, bargain purchase gains, earnings of operating equity method investments (800 Superior, LLC and 4455 LBJ Freeway, LLC), non-cash impairment of goodwill and non-cash amortization of intangible assets. The Company believes operating earnings and basic and diluted operating EPS are relevant measures of the Company’s profitability because operating earnings and basic and diluted operating EPS contain the components of net income upon which the Company’s management has the most influence and excludes factors outside management’s direct control and non-recurring items. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(2) Total investments includes $405,889 and $390,688 in related parties at March 31, 2017 and December 31, 2016, respectively.
(3) Reinsurance recoverable includes $39,866 and $37,046 from related parties at March 31, 2017 and December 31, 2016, respectively.
(4) Other includes $1,160 and $1,298 from related parties at March 31, 2017 and December 31, 2016, respectively.
(5) Reinsurance payable includes $33,795 and $33,419 due to related parties at March 31, 2017 and December 31, 2016, respectively.
(6) Accounts payable and accrued expenses includes $32,011 and $29,271 to related parties at March 31, 2017 and December 31, 2016, respectively.
(7) Common stock: $0.01 par value - authorized 150,000,000 shares, issued and outstanding 106,502,250 shares - March 31, 2017; authorized 150,000,000 shares, issued and outstanding 106,428,092 shares - December 31, 2016.
(8) Preferred stock: $0.01 par value - authorized 10,000,000 shares, issued and outstanding 2,565,000 shares - March 31, 2017; authorized 10,000,000 shares, issued and outstanding 2,565,000 shares - December 31, 2016.
(9) Loss and loss adjustment expense ratio is calculated by dividing loss and loss adjustment expense by net earned premium.
(10) Operating expense ratio and combined ratio are considered non-GAAP financial measures under applicable SEC rules because a component of those ratios, operating expense, is calculated by offsetting acquisition and other underwriting costs and general and administrative expenses by ceding commission income and service and fee income. Management uses operating expense ratio (non-GAAP) and combined ratio (non-GAAP) to evaluate financial performance against historical results and establish targets on a consolidated basis. The Company believes this presentation enhances the understanding of our results by eliminating what we believe are volatile and unusual events and presenting the ratios with what we believe are the underlying run rates of the business. Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(11) Operating expense ratio is a non-GAAP measure defined by the Company, that is commonly used in the insurance industry. The Company calculates the ratio by dividing operating expense by net earned premium. Operating expense consists of the sum of acquisition and other underwriting costs and general and administrative expenses less ceding commission income and service and fee income. The ratio is used as an indicator of the Company’s efficiency in acquiring and servicing its business. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(12) Combined ratio is a non-GAAP measure defined by the Company, that is commonly used in the insurance industry. The Company calculates the ratio by adding the loss and loss adjustment expense ratio and the operating expense ratio (non-GAAP) together. The ratio is used as an indicator of the Company’s underwriting discipline, efficiency in acquiring and servicing its business, and overall underwriting profit. A combined ratio under 100% generally indicates an underwriting profit, while over 100% an underwriting loss. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General.

(13) Operating expense ratio before amortization and impairment is a non-GAAP measure defined by the Company, that is commonly used in the insurance industry. The Company calculates the ratio by dividing the operating expense before amortization and impairment by net earned premium. Operating expense before amortization and impairment consists of the sum of acquisition and other underwriting costs and general and administrative expenses less ceding commission income and service and fee income less non-cash amortization of intangible assets and non-cash impairment of goodwill. The ratio is used as an indicator of the Company’s efficiency in acquiring and servicing its business. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(14) Combined ratio before amortization and impairment is a non-GAAP measure defined by the Company, that is commonly used in the insurance industry. The Company calculates the ratio by adding the loss and loss adjustment expense ratio and the operating expense ratio before amortization and impairment (non-GAAP) together. The ratio is used as an indicator of the Company’s underwriting discipline, efficiency in acquiring and servicing its business, and overall underwriting profit. A combined ratio under 100% generally indicates an underwriting profit, while over 100% an underwriting loss. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(15) In the current year’s quarter, certain costs associated with claims handling were prospectively reclassified from general and administrative expenses to loss adjustment expenses resulting in an increase in the loss and loss adjustment expense by $48.1 million and a corresponding decrease of $48.1 million in the general and administrative expense in the Property and Casualty segment and a $1.0 million reclassification from general and administrative expense to loss adjustment expense in the Accident and Health segment. Historically, the corresponding 2016 change to the Property and Casualty segment would have been: $25.9 million in Q1’16, $26.1 million in Q2’16, $28.2 million in Q3’16 and $39.4 million in Q4’16. The 2016 corresponding change to the Accident and Health segment would have been negligible. The Reciprocal Exchange corresponding change would have been: $0 in Q1’16, $3.9 million in Q2’16, $4.0 million in Q3’16, $4.4 million in Q4’16 and $4.3 million as reflected in Q1’17.
(16) Trailing twelve month operating return on average equity is the ratio of the previous twelve months operating earnings to average shareholders’ equity for the periods presented. Average shareholders’ equity is the sum of the shareholders’ equity excluding preferred stock at the beginning and end of the period presented divided by two. In the opinion of the Company’s management this ratio is an important indicator of how well management creates value for its shareholders through its operating activities and capital management. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of net income to operating earnings, which is the Non-GAAP component of the operating return on average equity.

Investor Contact

Christine Worley
Director of Investor Relations
Phone: 212-380-9462
Email: Christine.Worley@NGIC.com